Exhibit (99.2)

TABLE OF CONTENTS

MANAGEMENT’S REPORT	4

INDEPENDENT AUDITOR’S REPORT	5

FINANCIAL STATEMENTS	6

INCOME AND ACCUMULATED SURPLUS	6

STATEMENT OF FINANCIAL POSITION	7

CASH FLOWS	8

NOTES TO THE FINANCIAL STATEMENTS	9

Financement-Québec	2010-2011 Financial Statements

MANAGEMENT’S REPORT

The financial statements of Financement-Québec have been drawn up by the management of the Corporation, which is responsible for their preparation and their presentation, including significant judgements and estimates. This responsibility includes choosing appropriate accounting practices that satisfy Canadian generally accepted accounting methods. The financial information contained in the rest of the operational report agrees with the information given in the financial statements.

To carry out its responsibilities, the management of the Corporation maintains a system of internal accounting controls designed to provide reasonable assurance that assets are protected and that operations are correctly accounted for in a timely fashion, are duly approved and are such as to produce reliable financial statements.

The Corporation acknowledges that it is responsible for managing the affairs of the Corporation in accordance with the laws and regulations that govern it.

The Board of Directors must oversee how the Corporation’s management carries out the responsibilities incumbent on it in terms of financial information and it has approved the financial statements.

The Auditor General of Québec has audited the Corporation’s financial statements in accordance with Canadian generally accepted auditing standards, and his independent auditor’s report sets out the nature and extent of this audit and expresses his opinion.

The Auditor General may, without restriction, meet with the Board of Directors to discuss any matter related to the audit.

Executive Vice President

President and Chief Executive Officer

Québec City, June 13[t], 2011,

INDEPENDENT AUDITOR’S REPORT

To the Minister of Finance

Report on the Financial Statements

I have audited the accompanying financial statements of Financement-Québec, which comprise the statement of financial position as at March 31, 2011, statement of income and accumulated surplus and statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information included in the notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian public sector accounting standards and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. These standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Opinion

In my opinion, the financial statements present fairly, in all material respects, the financial position of Financement-Québec as at March 31, 2011, and its results of operations and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Report on Other Legal and Regulatory Requirements

As required by Auditor General Act (R.S.Q., c. V-5.01), I report that, in my opinion, these standards have been applied on a basis consistent with those of the preceding year.

Renaud Lachance, FCA Auditor

Auditor General of Québec

Quebec City, June 13 2011

FINANCIAL STATEMENTS

Income and Accumulated Surplus

For the fiscal year ended March 31, 2011

(Thousands of dollars)

	2011	2010
NET INTEREST INCOME
Interest on loans	732 456	644 928
Amortization of discounts and premiums on loans	47	139
Interest on borrowings and advances	(700 978)	(611 665)
Amortization of discounts and premiums on borrowings and advances	(1 508)	(1 935)
Interest on short-term investments	5 949	2 524
	35 966	33 991
OTHER OPERATIONS
Net issuance expenses charged to borrowers	10 363	8 899
Administration expenses charged to borrowers	4 099	3 726
	14 462	12 625
	50 428	46 616
OPERATION AND ADMINISTRATION EXPENSES
Wages, salaries and allowances	711	669
Professional, administrative and other services	285	203
Service agreement with the Financing Fund	(67)	231
Other	62	46
	991	1 149
SURPLUS FOR THE YEAR	49 437	45 467
ACCUMULATED SURPLUS AT THE BEGINNING	150 326	104 859
ACCUMULATED SURPLUS AT THE END	199 763	150 326

The notes are an integral part of the financial statements.

Statement of Financial Position

As at March 31, 2011

(Thousands of dollars)

	2011	2010
ASSETS
Loans (note 3)	21 858 995	16 850 464
Accrued interest on loans	231 071	177 235
	22 090 066	17 027 699
Cash position	39	8
Short-term investment, at the rate of 1%, maturing April 1st, 2011	125 800	—
Accounts receivable	736	819
Fixed assets	454	—
	22 217 095	17 028 526
LIABILITIES
Borrowings and advances (note 4)	21 784 386	16 691 839
Accrued interest on borrowings and advances	220 757	174 756
Accounts payable	1 119	981
Deferred income	1 070	624
	22 007 332	16 868 200
NET ASSETS
Capital stock (note 6)	100	100
Contributed surplus	9 900	9 900
Accumulated surplus	199 763	150 326
	22 217 095	17 028 526

The notes are an integral part of the financial statements.

FOR THE BOARD OF DIRECTORS

Executive Vice President

President and Chief Executive Officer

Cash Flows

For the fiscal year ended March 31, 2011

(Thousands of dollars)

	2011	2010
OPERATING ACTIVITIES
Surplus for the year	49 437	45 467
Adjustments for:
Amortization of discounts and premiums on loans	(47)	(139)
Interest income charged to loans	(15 714)	(1 854)
Amortization of discounts and premiums on borrowings and advances	22 604	5 561
	56 280	49 035
Change in non-cash items related to operating activities (note 7)	(8 288)	11 057
Cash flows from operating activities	47 992	60 092
INVESTING ACTIVITIES
Loans	(13 808 734)	(8 670 823)
Loan repayments	8 967 699	6 111 159
Acquisition of fixed assets	(455)	—
Cash flows used in investing activities	(4 841 490)	(2 559 664)
FINANCING ACTIVITIES
Short-term borrowings	41 260 817	13 259 015
Long-term borrowings	4 349 306	3 318 224
Repayments of advances from the Consolidated Revenue Fund	(3 274)	(390 624)
Repayments of long-term borrowings	(400 000)	(1 500 000)
Repayments of short-term borrowings	(40 287 520)	(12 556 447)
Cash flows from financing activities	4 919 329	2 130 168
CHANGE IN CASH AND CASH EQUIVALENTS	125 831	(369 404)
CASH AND CASH EQUIVALENTS AT THE BEGINNING	8	369 412
CASH AND CASH EQUIVALENTS AT THE END (note 7)	125 839	8

The notes are an integral part of the financial statements.

NOTES TO THE FINANCIAL STATEMENTS

1. Constitution, Purpose and Financing

Financement-Québec (the Corporation) was incorporated under An Act respecting Financement-Québec (R.S.Q., c. F-2.01) which entered into force on October 1, 1999. The Corporation is a legal person with share capital and is a mandatary of the State.

The Corporation’s main mission is to supply financial services to public organizations covered by its act of incorporation. It finances them directly by granting them loans or by issuing debt securities on their behalf. It advises them to facilitate their access to credit and to minimize their financing costs and, to that end, it develops financing programs. It may also manage the financial risks of these organizations, in particular cash flow risks and exchange risks. The Corporation may also provide public organizations with technical services regarding financial analysis and management.

The Corporation charges loan issuance expenses to borrowers to offset those incurred by the Corporation on borrowings made. The Corporation also charges administration expenses to borrowers. The level of expenses charged is subject to government approval.

Financement-Québec issues debt securities that are guaranteed by the Québec government.

Financement-Québec is not subject to Québec or Canadian income tax.

2. Accounting Methods

For the purposes of preparing its financial statements, the Corporation primarily uses the CICA Public Sector Accounting Handbook. Use of any other source of generally accepted accounting principles is consistent with that Handbook.

In accordance with Canadian generally accepted accounting principles, the preparation of the Corporation’s financial statements requires that management make use of accounting estimates and assumptions. These have an impact on the recognition of assets and liabilities, the presentation of assets and contingent liabilities on the date of the financial statements and the recognition of proceeds and charges during the period covered by the financial statements. The actual results may differ from these estimates.

Loans

Loans are recorded at the amount received at the time of issue, adjusted by the premium or discount amortization over the remaining term of each security using the straight-line method.

Public organizations that receive a subsidy for the repayment of long-term borrowings contracted with Financement-Québec must pledge as collateral such subsidy in favour of Financement-Québec.

For other loans that do not carry a subsidy, the Minister responsible for the organization commits to act in the event of the organization’s default so that it remedied the situation as quickly as possible.

Short-term Investments

Short-term investments are recorded at the lesser of cost and market value.

Borrowings and Advances

Borrowings and advances from the Consolidated Revenue Fund are recorded at the amount received at the time of issue, adjusted by the premium or discount amortized over the remaining term of each security using the straight-line method, to obtain the amount of principal repayable at maturity.

Currency Translation

Borrowings denominated in foreign currencies and repayable in Canadian currency under currency swap contracts are valued at the exchange rate stipulated in such contracts.

Cash and Cash Equivalents

The Corporation presents, under cash and cash equivalents, bank balances and short-term investments that are easily convertible in the short term into a known amount of cash whose value is not likely to change significantly.

Financial Derivatives

Financement-Québec uses financial derivatives to manage interest rate and exchange risks. It is the policy of the Corporation not to use financial derivatives for trading or speculative purposes.

The Corporation documents in due form the relations between hedging instruments and hedged items by associating all the financial derivatives used in hedging operations with specific assets and liabilities shown on the balance sheet or the statement of cash flows. The exchange risk management strategy and objective on which the various hedging operations are based are also documented. It also methodically determines both when implementing the hedge and subsequently, whether the derivatives used in hedging operations effectively offset the changes in currencies of the hedged items.

Gains and losses realized on derivatives by the Corporation are posted to the income statement at the same time as those associated with the hedged assets or liabilities.

3. Loans

Borrowers

(Thousands of dollars)

	2011	2010
School boards	6 321 628	5 453 604
General and vocational colleges	1 822 952	1 503 330
Health and social services institutions and agencies	9 227 811	6 920 395
University institutions and others	3 278 494	2 973 135
Municipalities	1 208 110	—
	21 858 995	16 850 464

Due in	2011	2010
2011	—	1 836 701
2012	4 068 647	1 811 716
2013	1 673 204	1 801 967
2014	2 812 665	2 878 477
2015	4 196 005	4 236 989
2016	2 146 342	1 943 760
2017-2036	6 962 132	2 340 854
	21 858 995	16 850 464

Loans maturing during the fiscal year ending March 31, 2012 include $2 393 564 873 of short-term loans. For the long-term loans, maturities and interest rates on loans made by the Corporation are, with a few exceptions, identical to those of advances received from the Consolidated Revenue Fund and the borrowings contracted for this purpose taking into consideration currency and interest rate swap contracts, if any. However, depending on the amounts available, the Corporation may make new loans from repayments of loans. These new loans are made at interest rates and maturities that may differ from the conditions of the advance or borrowing initially received. The balance of discounts and premiums on loans to be amortized over subsequent years was $2 587 221 as at March 31, 2011 (March 31, 2010: $134 539)

4. Borrowings and advances

Summary

(Thousands of dollars)

	2011	2010
Borrowings on markets	20 221 257	16 482 266
Advances from the Consolidated Revenue Fund	204 404	209 573
Canada Mortgage and Housing Corporation (CMHC)	1 208 110	—
Financing Fund	76 591	—
Corporation d’hébergement du Québec (CHQ)	74 024	—
Total	21 784 386	16 691 839

Schedule and interest rates

Borrowings on markets(1)

(Thousands of dollars)

	2011		2010
Due in	Amount	Rate (%)(2)	Amount
Repayable in Canadian currency
2011	—		1 860 082
2012	4 354 475	4.16 to 5.28	1 900 000
2013	1 020 000	4.13 to 5.06	1 020 000
2014	3 656 000	3.14 to 5.12	3 656 000
2015	3 442 000	2.82 to 4.72	3 442 000
2016	1 809 400	3.07 to 6.39	1 809 400
2017	3 034 000	2.52 to 3.84	724 000
2018	600 000	3.50 to 3.87	—
2035	1 522 350	4.88 to 5.58	1 276 150
	19 438 225		15 687 632
Plus:
Currency swap contracts in Canadian currency	782 000		782 000
Unamortized discounts and premiums	1 032		12 634
Total in Canadian currency	20 221 257		16 482 266

Repayable in United States currency
2013	782 000	5.39 to 5.82	782 000
Less: Currency swap contracts in Canadian currency	782 000		782 000
Total in United States currency	—		—
Total borrowings	20 221 257		16 482 266

(1)                        All these borrowings are repayable solely at maturity. Borrowings maturing during the fiscal year ending March 31, 2012 include $2 454 474 833 of short-term borrowings. All borrowings are guaranteed by the Québec government. Short-term borrowings bear interest at rates varying from 0.99% to 1.40%. (March 31, 2010: rates varying from 0.18% to 0.48%)

(2)                        Also includes floating rate borrowings, at the rate of 3-month bankers’ acceptances plus a spread varying between minus 0.67% and plus 1.80%.

Advances from the Consolidated Revenue Fund

(Thousands of dollars)

	2011		2010
Due in	Amount	Rate (%)	Amount
Repayable in Canadian currency
2012	58 292	9.50	59 826
2023	143 445	9.38	145 185
	201 737		205 011
Plus:
Unamortized discounts and premiums	2 667		4 562
Total advances from the Consolidated Revenue Fund	204 404		209 573

Borrowings from CMHC

(Thousands of dollars)

	2011		2010
Due in	Amount	Rate (%)	Amount
Repayable in Canadian currency
2021	272 892	2.77 to 3.54	—
2026	376 423	3.28 to 3.92	—
2031	558 795	3.50 to 4.12	—

Total borrowings from CMHC	1 208 110		—

Borrowings from the Financing Fund

(Thousands of dollars)

	2011		2010
Due in	Amount	Rate (%)	Amount
Repayable in Canadian currency
2018	1 596	9.38	—
2021	8 961	9.38	—
2023	66 184	6.79	—

Minus:	76 741		—
Unamortized discounts and premiums.	(150)		—

Total Borrowings from Financing Fund	76 591		—

Borrowings from CHQ

(Thousands of dollars)

	2011		2010
Due in	Amount	Rate (%)	Amount
Repayable in Canadian currency
2015	74 024	10.03	—

Total borrowings from CHQ	74 024		—

The amounts of principal payments to be made on borrowings and advances over the next five fiscal years are as follows:

(Thousands of dollars)

	2012	2013	2014	2015	2016
Borrowings on markets	4 354 475	1 802 000	3 656 000	3 442 000	1 809 400
Advances from the Consolidated Revenue Fund	60 032	1 740	1 740	1 740	1 740
Borrowings from CMHC	61 774	63 985	66 276	68 650	71 110
Borrowings from the Financing Fund	5 852	5 852	5 852	5 852	5 852
Borrowings from CHQ	16 955	17 216	18 962	20 890	—
Total	4 499 088	1 890 793	3 748 830	3 539 132	1 888 102

5. Complementary information on financial risks

Financement-Québec uses interest rate swap contracts to manage interest rate risks on its financial intermediation activities. Interest rate swap contracts give rise to the periodic exchange of interest payments without an exchange of the reference face amount on which the payments are based and are recorded as an adjustment to the interest expense on the hedged borrowing instrument. The volume of interest rate swap contracts in Canadian currency as at March 31, 2011 is $17 240 million (March 31, 2010: $14 882 million).

Financement-Québec also uses currency swap contracts to manage its risk exposure under certain borrowing instruments denominated in foreign currencies. The Corporation shows currency swap contracts as hedging of its firm commitments to pay the principal and interest on the debt denominated in foreign currencies, failing which it would be exposed to a foreign exchange risk. Exchange gains and losses on the principal covered by swap contracts are offset by corresponding exchange losses and gains on the debt denominated in foreign currencies.

The fair value of Financement-Québec’s assets and liabilities as at March 31, 2011 was valued by discounting cash flows at the market rate for similar fixed-rate securities. Interest rate and currency swap contracts are used solely for hedging purposes and are valued in the same way as assets and liabilities.

(Thousands of dollars)

	2011		2010
	Book value	Fair value	Book value	Fair value
Borrowings and Advances
Borrowings on markets	20 221 257	20 387 068	16 482 266	16 540 589
Advances from the Consolidated Revenue Fund	204 404	267 957	209 573	275 601
Borrowings from CMHC	1 208 110	1 170 557	—	—
Borrowings from the Financing Fund	76 591	92 391	—	—
Borrowings from CHQ	74 024	91 544	—	—
Currency swap contracts	—	269 964	—	237 754
Interest rate swap contracts	—	75 717	—	182 165
Total for borrowings and advances	21 784 386	22 355 198	16 691 839	17 236 109
Loans
Total for loans	21 858 995	22 454 189	16 850 464	17 439 899

The fair value of short-term financial instruments presented in this table and the value of the other financial instruments corresponds essentially to book value in view of their nature or maturity.

6. Capital Stock

Description

Authorized:

1 000 000 shares with a par value of $100 each.

Issued and paid for:

1 000 shares: $100 000

The Corporation’s shares are held by the Minister of Finance of Québec.

7. Cash Flows

(Thousands of dollars)

	2011	2010
Cash and cash equivalents
Cash position	39	8
Short-term investments	125 800	—
	125 839	8

Change in non-cash items related to operating activities

(Thousands of dollars)

	2011	2010
Accrued interest on loans	(53 836)	4 652
Accounts receivable	82	29
Accrued interest on borrowings and advances	44 882	6 640
Accounts payable	138	266
Deferred income	446	(530)
	(8 288)	11 057

Interest paid by the Corporation during the year amounted to $646 797 297 (March 31,2010: $610 188 002).

Operations not affecting cash flows

During the fiscal year, a long-term loan portfolio amounting $151 735 286 was transferred to the Corporation from CHQ. In return, it assumes repayment of the long-term debt related to these loans amounting $150 614 863, and accrued interest on borrowings for an amount of $1 120 423.

8. Related Party Transactions

In addition to the related party transactions already disclosed in the financial statements and recorded at exchange value, the Corporation is related to all the ministries and special funds as well as all the organizations and enterprises controlled directly or indirectly by the Québec government or subject either to joint control or to significant common influence by the Québec government. All the Corporation’s business transactions with these related parties were carried out in the normal course of its activities and under usual business conditions. These transactions are not separately disclosed in the financial statements.

9. Comparative Figures

Some figures for 2010 have been reclassified for consistency with the presentation adopted in 2011.